Exhibit 9.1

Graph Blockchain Inc https://www.graphblockchain.com Tel: 1-416-482-3282

At Graph Blockchain Inc, we require high standards of professional and ethical conduct from our employees. The reputation of Graph Blockchain Inc among our shareholders, business partners, prospective investors and other shareholders is one of our most valued assets. The code of ethics has been designed to reflect our commitment to maintain integrity, safety and respect at workplace, and all employees are expected to comply.

Contents

Part 1 – INTEGRITY AT WORKPLACE	2

1.1 - Privacy & Access to Personal Records	2

1.2 - Conflicts of Interest	2

1.3 - Insider Trading Policy	2

Purpose of the Policy	2

Insiders	3

Insider Trading	3

Insider Trading & Other Reports	3

Blackout Periods	4

Trading Restrictions	5

Reporting Insiders’ Responsibilities	6

Part 2 – PROMOTING A SAFE AND RESPECTFUL WORKPLACE	6

2.1 - Discrimination	6

2.2 - Harassment	6

2.3 - Sexual Harassment	7

2.4 - Making Complaints	7

2.5 - Discipline	8

2.6 - Drug-Free Workplace	8

2.7 - Equal Opportunity & Diversity	9

2.8 - Cultural competence	9

2.9 - Health & Safety	9

Graph Blockchain Inc https://www.graphblockchain.com Tel: 1-416-482-3282

Part 1 – INTEGRITY AT WORKPLACE

1.1 - Privacy & Access to Personal Records

Protecting the privacy and confidentiality of personal information is an important aspect of the way Graph Blockchain Inc (“the Company”, “Graph”) conducts its business. Collecting, using, and disclosing personal information in an appropriate, responsible, and ethical manner is fundamental to the Company’s daily operations.

Graph strives to protect and respect the personal information of its customers, employees, business partners, and so on in accordance with all applicable regional and federal laws. Each staff member of Graph must abide by this organization’s procedures and practices when handling personal information.

1.2 - Conflicts of Interest

Our conflict of interest policy prohibits employees from engaging in personal activities or business dealings inconsistent with Graph’s best interest while employed by Graph. Employees have the obligation to avoid situations that would cause a conflict of interest or the appearance of a conflict of interest including, but not limited to:

-	Using company information for personal gain

-	Unauthorized disclosure of confidential or proprietary information

-	Acquiring interests in or independently servicing competitors or clients

-	Working for a direct competitor

-	Employment of an individual where he or she would be under the direct supervision of a relative.

In addition, Graph may prohibit the employment of a relative where:

o	One relative would audit, verify or be entrusted with monies received or handled by another relative

o	One relative has access to payroll information and processing

Graph and its divisions reserve the right to determine when such a conflict exists. Management must approve such determinations.

1.3 - Insider Trading Policy

Purpose of the Policy

Insider trading is a priority of market surveillance organizations. The fundamental rule is to the effect that insiders cannot trade securities when they have knowledge of material facts that are unknown to the general public and that, if known, could affect the decision of an ordinary investor to trade in the security. The major protection to circumvent illegal insider trading is insider reporting obligations which serve two purposes. First, it provides information to the market about the trading activities of those who manage or control the reporting issuers. Second, it serves to deter insider trading based on confidential information since insiders must disclose all their trades to the public.

Graph Blockchain Inc https://www.graphblockchain.com Tel: 1-416-482-3282

The rules and procedures outlined below have been approved by the Corporate Governance and Compensation Committee and by the Board of Directors of the Corporation in order to prevent improper insider trading and to ensure that the directors, officers, and employees of the Corporation and persons or companies related to or controlled by them act, and are perceived to act, in accordance with applicable laws and the highest standards of ethical and professional behaviour.

Insiders

The insiders of the Corporation include its directors and officers as well as any person or corporation who exercises control over more than 10% of the voting rights attached to all voting securities of the Corporation for the time being outstanding.

Insider Trading

Insiders cannot, for their purposes or for others, use or disclose any material information, i.e., information not yet known to the public and which is likely to influence the decision of a reasonable investor or information likely to affect the market value or price of the Corporation securities. Material information consists of both material facts and material changes. Material information, material changes, and material facts are hereinafter collectively called “Privileged Information.”

Any person who has Privileged Information from an insider of the Corporation and any person with whom the Corporation or one of the previously designated persons is associated under the terms of the applicable legislation are also covered by this prohibition.

Insider Trading & Other Reports

Initial Reports

Every reporting insider must register as such and file an initial report within ten calendar days of becoming a reporting insider of the Corporation. This report must disclose:

-	Any beneficial ownership of, or control or direction over the Corporation, whether direct or indirect

-	Securities of the Corporation

-	Any interest in or right or obligation associated with, a related financial instrument

Accordingly, the Canadian Securities Administrators have implemented the System for Electronic Disclosure by Insiders (“SEDI”), which all reporting insiders must use to file insider reports (www.sedi.ca).

Subsequent Trades

Reporting insiders have a period of five calendar days from the date of the trade to declare any trades involving:

-	The acquisition of the Corporation shares, on the market or otherwise (including through a managed account under a discretionary mandate)

-	The sale of the Corporation shares

Graph Blockchain Inc https://www.graphblockchain.com Tel: 1-416-482-3282

-	The sale of shares following the exercise of stock options (“Options”)

-	The award of Options

-	The exercise, disposal or transfer of Options resulting from a discretionary decision on the part of the reporting Insider

-	A change in a reporting insider’s rights or interests in any related financial instrument or obligations associated with such an instrument

Early Warning Reports

An “early warning” requirement is triggered under the Securities Act and under the securities legislation of certain other provinces of Canada when an investor acquires beneficial ownership of or control or direction over 10% or more of the Corporation’s common shares taking into consideration the securities convertible into securities as of the date of the report. As a result, it is imperative that any director, officer or employee who intends to complete a share acquisition that will result in the crossing of the threshold referred to above consult with the Chief Financial Officer or the Corporate Secretary of the Corporation to determine the nature of the individual’s reporting obligations under applicable Canadian securities legislation.

Blackout Periods

Scheduled Blackout Periods

Insiders of the Corporation must refrain from trading in the Corporation securities during a specific period of time beginning on the seventh day before the end of a quarter and ending forty-eight hours after the date of disclosure of the interim financial and annual financial statements of the Corporation (unless such persons are privy to Privileged Information).

Temporary Prohibitions

The Chairman of the Board or the President and Chief Executive Officer may announce from time to time the dates of any blackout period that coincide with unscheduled corporate developments, the availability of new inside information or other such material undisclosed information or potential transaction details.

Anyone with knowledge of the special circumstances or corporate developments is subject to the blackout period. This can include, but is not limited to, external advisors such as the Corporation’s legal counsel and financial advisors. The length of the blackout and waiting period between the dissemination of the material information and resumption of insider trading rights will be determined by the Chairman of the Board, the President, and Chief Executive Officer and will be communicated to affected officers, directors, employees, and other individuals, as considered appropriate in the circumstances.

Officers, directors, employees or any other person affected by the implementation of a trading blackout will be notified by the Chairman of the Board and/or the President and Chief Executive Officer and/or the Corporate Secretary. Should a trade have been initiated before such notification but not completed by the time trading blackout takes effect, that trade may be completed; however, no new trades may be initiated.

Graph Blockchain Inc https://www.graphblockchain.com Tel: 1-416-482-3282

Any person affected by a trading blackout that has a trade outstanding must notify the Chairman of the Board and/or the President and Chief Executive Officer.

The above rules are designed to assist the Corporation’s insiders in assuring themselves and third parties that they are trading in securities of the Corporation only at moments where it is reasonable for them to believe that any Privileged Information concerning the Corporation has been publicly disclosed.

Trading Restrictions

Business Developments and Material Information

No insider may trade in the Corporation’s securities (including exercising Options) from the date it is reasonably expected that a material business development (that is not publicly known) may occur and the day following the public disclosure of the business development. Business developments include, but are not limited to, the acquisition of the shares or assets of a business, the formation of joint ventures, investments in another corporation by the Corporation, agreements to supply a major customer, the loss of a major customer or an anticipated loss from activities because of an unforeseen event.

Financial Instruments

The directors, officers, and employees are not permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the director, officer or employee.

Other

It is inappropriate for any of the directors, officers or employees of the Corporation or any of the other persons or companies to whom the Policy applies, acting alone or together with any other person or corporation, to directly or indirectly engage in any activity: that is or appears to be contrary to the interests of the Corporation or its ongoing success; that creates or may create a false or misleading appearance of trading activity in the shares of the Corporation; that has the direct or indirect effect of setting an artificial price for those shares; or that otherwise interferes with the free determination by the market of the market price for those shares. While it is not possible to list all of the trading activities prohibited by the foregoing, the activities listed below are typical of the type of activities that are prohibited and consequently should not be engaged in:

-	Selling shares of the Corporation short (i.e. selling shares not owned by the seller in anticipation of the falling price of the shares of the Corporation)

-	Purchasing or selling shares or other securities of the Corporation primarily for the purpose of influencing the price or the volume of trading of those shares or other securities

-	Being both a buyer and a seller (directly or indirectly) of the shares or other securities of the Corporation at the same time or at approximately the same time

Graph Blockchain Inc https://www.graphblockchain.com Tel: 1-416-482-3282

-	Retaining or causing to be retained any person or corporation to engage in any form of stock promotion in respect of the shares or other securities of the Corporation.

Reporting Insiders’ Responsibilities

Reporting insiders are responsible for filing all reports relative to their status. The information in each reporting insider report and the transmission of the report to the regulatory authorities within the prescribed timeframe, following a trade of Corporation securities, remains the personal responsibility of each reporting insider.

All reporting insiders are required to comply with this policy. Any failure to do so could constitute a violation of applicable laws, result in sanctions and have severe consequences for the Corporation.

Part 2 – PROMOTING A SAFE AND RESPECTFUL WORKPLACE

2.1 - Discrimination

Graph has specific policies in place to prevent any discrimination on the basis of the protected grounds in any employment, stakeholder or external personnel matter. As such, the company is dedicated to promoting diversity within the workplace.

All personnel actions regarding hiring, compensation, promotions, benefits, job assignment, transfers, lay-offs, return from lay-offs, company sponsored programs or events, etc. will be taken without regard to race, colour, creed, religion, sex, gender expression, family status, age, language, national origin or disability.

The company will ensure that accommodations are made for individuals who require them. Individuals are encouraged to let the Graph management know of any accommodations that should be made.

Graph will not tolerate discrimination of any kind. Upon becoming aware of such treatment, Graph will investigate and take appropriate action. It is everyone’s responsibility to report any discriminatory practices to management.

2.2 - Harassment

Graph is committed to providing a work environment that is free of harassment. Harassment includes verbal and/or physical conduct that insults or shows hostility or aversion towards an individual because of race, colour, creed, religion, sex, gender expression, family status, age, language, national origin or disability and that:

-	Has the purpose or effect of creating an intimidating, hostile or offensive working environment

-	Has the purpose or effect of unreasonable interference with an individual’s work performance

-	Otherwise adversely affects an individual’s work performance

-	Otherwise adversely affects an individual’s employment opportunities or makes them uncomfortable

Graph Blockchain Inc https://www.graphblockchain.com Tel: 1-416-482-3282

The following are descriptions of behaviours that are unacceptable. These descriptions are not all-inclusive, rather are meant to serve as a guide:

-

Unwanted or unwelcomed verbal or written comments or behaviours that have overtones related to an individual’s race, colour, creed, religion, sex, gender expression, family status, age, language, national origin or disability

-

Epithets, slurs, negative stereotypes or threatening, intimidating or hostile acts that relate to race, colour, creed, religion, sex, gender expression, family status, age, language, national origin or disability

-	The display of such nature on walls, bulletin boards or elsewhere on the employer’s premises or circulated in the workplace

-	Verbal or written comments which an employee would regard as offensive

2.3 - Sexual Harassment

Graph strictly prohibits any form of harassment in the workplace, including sexual harassment. Sexual harassment includes verbal and/or physical conduct that is sexual in nature, which can include:

-	Unwelcomed sexual advances

-	Requests for sexual favours when submission to such conduct is made either explicitly or implicitly a term or condition of an individual’s employment or employment opportunities

-	When submission to or rejection of such conduct by an individual is used as a basis for employment decisions affecting the individual

-	When such conduct has the purpose or effect of substantially interfering with an individual’s work performance or creating an intimidating, hostile or offensive working environment

Sexual harassment may include a wide variety of behaviours and occurs on various levels, including but not limited to the following:

-	Unwelcomed physical contact of a sexual nature such as patting, pinching or unnecessary touching

-	Overt or implied threats against an individual to induce her or him to perform sexual favours or to engage in an unwelcomed sexual relationship

-	Verbal harassment or abuse of a sexual nature, including hints of a desire for sexual relations or making jokes or remarks of a sexual nature to or in front of a person who finds them offensive

-	Use of sexually suggestive terms or gestures to describe a person’s body, clothing or sexual activity

-	Displaying, forwarding or posting offensive, sexually-suggestive pictures, jokes or other materials (including emails) in the workplace

2.4 - Making Complaints

If employees ever feel that there has been a violation of the types of harassment mentioned above, please report it to the management team immediately. Graph will not tolerate or condone any form of retaliation or reprisal against any employee who has made a complaint in good faith of harassment or discrimination.

Graph Blockchain Inc https://www.graphblockchain.com Tel: 1-416-482-3282

All such claims will be investigated and will be treated confidentially to the extent that confidentiality is consistent with a thorough investigation of the reported incident.

2.5 - Discipline

Any employee who is found by Graph to have committed any act of discrimination, harassment, sexual harassment or another serious transgression may be disciplined appropriately. This disciplinary action may include discharge without notice.

Disciplinary action may result from not following or meeting Graph’s standards. If the breach in standards is considered serious, immediate discharge will occur. Graph reserves the right to interpret the severity and appropriateness of the disciplinary action based on the circumstances of the situation. It also reserves the right to handle each situation on a case-by-case basis. Graph at its sole discretion, reserves the right to determine when and if progressive discipline should be used.

Progressive disciplinary action will take place as follows:

-	Oral Conversation

o

Management informs the employee of the misconduct or substandard performance. If the problem is corrected and not repeated within a six-month period following the conversation, no further action will be taken. Management will make a record of the conversation and it will be added to personnel file.

-	Written Notice

o

Management will document performance issues that reoccur and identify steps necessary to correct the problem. Employees and their manager will sign all documentation and it will be added to the personnel file.

-	Suspension or Dismissal

o

In situations where an employee does not comply with the corrective steps documented in the written notice, a suspension may be enforced, or termination of employment may occur. Graph management staff is solely responsible for deciding the most effective course of action.

▪

Suspensions may also be enforced when an employee is suspected of a serious violation requiring further investigation by management. Examples might include, but are not limited to: theft, falsification of company records, fighting with a co-worker, etc.

▪	All suspensions are unpaid. If Graph finds that the employee committed no wrongdoing, the employee will be reinstated with back pay when applicable.

2.6 - Drug-Free Workplace

Graph recognizes that its future is dependent upon the physical and mental wellbeing of all employees. The use and misuse of drugs and alcohol pose a threat to Graph and its clients. The possession or sale of illegal drugs (including drug paraphernalia) is prohibited. The misuse of any legal drugs and/or alcohol, either in

Graph Blockchain Inc https://www.graphblockchain.com Tel: 1-416-482-3282 the workplace, while on Graph time or during breaks or meals if the employee is returning to work after the meal is strictly prohibited.

Alcohol may be served at Graph functions. Under all circumstances, temperance is expected. Alternative transportation at Graph’s expense will be provided, if necessary.

Any employee under the influence of drugs or alcohol which may impair judgement, performance or the safety of the employee or others while on Graph property, doing Graph business or during work hours is subject to discipline, including termination.

2.7 - Equal Opportunity & Diversity

Graph is dedicated to providing an equal opportunity atmosphere free from barriers in order to promote equity and diversity. We celebrate and welcome the diversity of all employees, stakeholders, and external personnel. It is the policy of the company to foster an environment that respects people’s dignity, ideas, and beliefs thereby ensuring equity and diversity in employment. We demonstrate our commitment to this by providing a supportive work environment and a corporate culture that welcomes and encourages equal opportunities for all employees.

2.8 - Cultural competence

Graph will ensure that employees and stakeholders are culturally competent and may use various training initiatives to foster these competencies. These training initiatives may include:

-	Allowing awareness of one’s own cultural view

-	Encouraging positive attitudes towards cultural differences

-	Obtaining knowledge of different cultural practices and views

-	Teaching cross-cultural skills

2.9 - Health & Safety

Safety is the responsibility of all staff. Employees are responsible for notifying management immediately if there are concerned for the health and safety of themselves or other staff. Graph will deal promptly with legitimate claims and injuries and will work in collaboration with the Workman’s Compensation Board.